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                                                                    Exhibit 99.2



                              FOR IMMEDIATE RELEASE
                        FOR FURTHER INFORMATION, CONTACT
                 BRIAN ARSENAULT, SVP, CORPORATE COMMUNICATIONS
                                 (207) 761-8517


          BANKNORTH BOARD AUTHORIZES 8 MILLION SHARE REPURCHASE PROGRAM

Portland, Maine, February 26, 2002 -- Banknorth Group, Inc. (NASDAQ: BKNG) announced today that its Board of Directors has authorized the repurchase of up to 8 million shares, or approximately 5 percent, of the Company's outstanding common stock. The Company has completed the repurchase of approximately 11 million shares of a total of 13 million authorized for repurchase by the Board in 2001.

Under the repurchase program, shares will be repurchased from time to time in open market transactions as, in the judgement of management, market conditions warrant. The Company repurchased approximately 11 million shares of its common stock at an average price of $21.57 per share from January 2001 through February 2002.

"We believe that prudent repurchase programs are an excellent use of capital that well serve our shareholders," said William J. Ryan, Chairman, President and Chief Executive Officer. "By this action, our Board reaffirms our long-standing practice of repurchasing shares when we believe that it can add to shareholder value."

Banknorth Group, Inc., headquartered in Portland, Maine is one of the country's 35 largest commercial banking companies with total assets of $21.1 billion at December 31, 2001. The Company's banking subsidiary, Banknorth, NA, operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont. Banknorth also operates subsidiaries and divisions in insurance, investment planning, money management, leasing, merchant services, mortgage banking, government banking and other financial services.

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